Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated August 29, 2024, with respect to the Class A Common Stock, par value $0.001 per share, of Angi Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: August 29, 2024

Pale Fire Capital SICAV a.s.

By:	/s/ Martin Trpak
	Name:	Martin Trpak
	Title:	Authorized Representative

Pale Fire Capital SE

By:	/s/ Jan Barta
	Name:	Jan Barta
	Title:	Chairman of the Supervisory Board

/s/ Dusan Senkypl
Dusan Senkypl

/s/ Jan Barta
Jan Barta